UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2021

ENVERIC BIOSCIENCES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-38286	95-4484725
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Enveric Biosciences, Inc.

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (239) 302-1707

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	ENVB	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2021, Enveric Biosciences, Inc. (the “Company”) appointed Avani Kanubaddi, the Chief Operating Officer of the Company, to serve as the Company’s President, effective as of November 15, 2021.

Avani Kanubaddi, 49, has served as our Chief Operating Officer since December 30, 2020. Mr. Kanubaddi is an entrepreneur and business leader who has a passion for health and healing. From September 2019 through December 2020, Mr. Kanubaddi was the President & Chief Operating Officer of NEXGEL, Inc. (“NEXGEL”), an FDA registered, ISO certified advanced hydrogel manufacturer serving the OTC, cosmetic and medical device markets around the world. At NEXGEL, Mr. Kanubaddi led the rebranding, repositioning and overall strategy for the company to accelerate growth and drive innovation. This included rebranding the company as NEXGEL, branding the company’s unique hydrogels, developing a robust white label catalog, architecting an innovation engine to fill the pipeline with new concepts and guiding the company’s first-ever branded product launches. In addition to NEXGEL, since August 2018, Mr. Kanubaddi has also served as the Senior Partner at IQ/EQ Brand Strategy, where he assists companies in developing “go to market” strategies, branding and naming exercises and new product innovation for consumer, medical device and prescription companies. Prior to his consulting career, from February 2007 to September 2019, Mr. Kanubaddi was the Founder and Chief Executive Officer of Welmedix Healthcare, where he developed innovative skin and wound care solutions to improve health and healing with an eye towards whole person wellness. During his tenure, he led the company to develop three unique brands with patented solutions, gaining distribution in over 20,000 retail outlets, including Walmart, Walgreens, CVS and others. After building some of the fastest growing brands in their respective categories, Welmedix sold its leading brands to a private-equity backed healthcare company. Before his entrepreneurial venture, Mr. Kanubaddi began his 25+ year career in the healthcare industry at two leading companies – Wyeth (now Pfizer) and Bristol Myers Squibb’s ConvaTec Division. While working with market leading brands like Centrum, Advil and Chapstick; medical devices and hospital businesses including Aloe Vesta, DuoDerm and Sur-Fit Natura, Mr. Kanubaddi held positions of increasing responsibility across the functional areas of brand management, sales, new product development and new ventures.

Mr. Kanubaddi holds an MBA from Columbia Business School and BS in Marketing from Miami University. Mr. Kanubaddi also served on the Board of Directors for the Consumer Healthcare Products Association (CHPA), the leading industry trade group for consumer healthcare in the United States.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 15, 2021, the board of directors of the Company approved an amendment to the amended and restated bylaws (the “Amendment”), which will be as of November 15, 2021. The Amendment amends and restates Article II, Section 2.6 of the Company’s existing amended and restated bylaws in its entirety to lower the number of holders of the shares entitled to vote at a meeting of stockholders constituting a quorum, in person or by proxy, from a majority to one-third. Specifically, the restated Section 2.6 states that “The holders of one-third of the voting power of the stock issued, outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules and regulations of any applicable stock exchange. Where a separate vote by a class or series or classes or series is required, one-third of the voting power of the then-issued and outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules and regulations of any applicable stock exchange.” The previous Section 2.6 stated, in its relevant section, that “The holders of a majority of the voting power of the stock issued, outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules and regulations of any applicable stock exchange. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the then-issued and outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules and regulations of any applicable stock exchange.”

The foregoing description of the Amendment is qualified by reference to the Amendment, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Amendment to the Amended and Restated Bylaws of Enveric Biosciences, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enveric Biosciences, INC.

Date: November 18, 2021	By:	/s/ Joseph Tucker
	Name:	Joseph Tucker
	Title:	Chief Executive Officer